Exhibit 3.2
CERTIFICATE OF AMENDMENT
OF THE
FIRST AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CARDTRONICS, INC.
     Cardtronics, Inc. (the “Company”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (“DGCL”), hereby certifies that:
     FIRST: The board of directors of the Company, in accordance with Section 242 of the DGCL, duly adopted resolutions proposing and declaring advisable to the holders of the Company’s outstanding Series B Convertible Preferred Stock, being the holders of all of the shares of capital stock of the Company entitled to vote on such amendment, the adoption of the following amendment to the First Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”):
Section C.1. of Article FOURTH of the Certificate of Incorporation is hereby amended to read as follows:
"1. Number and Designation. A total of Nine Hundred Forty Four Thousand Five Hundred and Sixty Eight (944,568) shares of the Corporation’s Preferred Stock shall be designated as a series known as Series B Convertible Preferred Stock (the “Series B Preferred Stock”), having par value $0.0001 per share.”
     SECOND: The foregoing amendment to the Certificate of Incorporation was duly adopted and approved by the written consent of the majority of the stockholders of all of the shares of capital stock of the Company entitled to vote thereon in accordance with the provisions of Section 228(a) and Section 242 of the DGCL.
     IN WITNESS WHEREOF, Cardtronics, Inc. has caused this certificate to be executed by the undersigned this 12th day of May, 2005.

CARDTRONICS, INC.
By:	/s/ Chris Brewster
	Name:	Chris Brewster
	Title:	Chief Financial Officer

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